Exhibit 10.3
ESCROW AGREEMENT
     ESCROW AGREEMENT, dated as of July 31, 2007, by and among Brightpoint, Inc., an Indiana corporation (“Parent”), Dangaard Holding A/S, a Danish company (“Shareholder”), and American Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”).
RECITALS
     A. WHEREAS, Parent, Target, Shareholder and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company, entered into a Stock Purchase Agreement dated February 19, 2007 (the “Purchase Agreement”), pursuant to which Parent agreed to acquire all of the issued and outstanding shares of capital stock of Target, all of which is held by Shareholder (the “Target Stock”), in exchange for $100,000 cash and thirty million (30,000,000) shares of common stock, $.01 par value, of Parent (the “Parent Shares”). Capitalized terms used but not defined herein in this Escrow Agreement shall have the meanings given such terms in the Purchase Agreement; and
     B. WHEREAS, Section 3.2 of the Purchase Agreement provides that Parent will deliver and deposit Three Million (3,000,000) of the Parent Shares (the “Escrow Shares”) in an “Escrow Account” with the Escrow Agent as security for the indemnification obligations of Shareholder in accordance with the terms and conditions of Section 11 of the Purchase Agreement.
     C. In order to provide for the appropriate administration of the Escrow Shares, each of Parent, Target and Shareholder desires to establish the Escrow Account with the Escrow Agent subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Appointment. Each of Parent, Target and Shareholder does hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment subject to the terms and conditions set forth herein.
     2. Establishment of Escrow.
          (a) Simultaneously with the execution and delivery hereof, Parent is depositing stock certificates representing the Escrow Shares with the Escrow Agent, together with stock powers executed in blank related thereto.
          (b) The Escrow Agent shall hold and disburse the Escrow Shares deposited with the Escrow Agent under this Escrow Agreement pursuant to and in accordance with this Escrow Agreement.

     3. Release from Escrow; Escrow Period.
          (a) Parent may at any time, and from time to time, prior to the Expiration Date, deliver written instructions to the Escrow Agent and to Shareholder directing the Escrow Agent to disburse all or a portion of the Escrow Shares to Parent in the amounts specified therein for the purpose of satisfying any obligation based on, arising from or in connection with all claims for indemnification for Losses asserted in writing by Parent pursuant to the Purchase Agreement. Such written instruction shall be sent to Shareholder and the Escrow Agent and shall specifically identify the nature of the Losses for which Parent seeks indemnification, the dollar amount thereof and the number of Escrow Shares to be released. The calculation of the number of Escrow Shares shall be the quotient of (A) the dollar amount of the Losses to be indemnified divided by (B) the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date such Losses become due and payable as reported on the NASDAQ Global Market. On or promptly after the twentieth (20th) day after delivery of such instructions to the Escrow Agent and Shareholder, and provided that Shareholder has not objected to such notice in writing delivered to Parent and the Escrow Agent, the Escrow Agent shall release to Parent all or part of the Escrow Shares in accordance with such instructions. If the Escrow Agent receives such a written objection, the Escrow Agent shall not disburse and shall continue to hold such Escrow Shares until:
               (i) the Escrow Agent receives joint written instructions signed by both Parent and Shareholder; or
               (ii) the Escrow Agent receives a Final Order directing payment of such amount. For this purpose, a “Final Order” shall mean the final decision of any court of competent jurisdiction from which no appeal may be taken, whether because of lapsed time or otherwise.
          (b) On or promptly after the first anniversary of the date hereof (the “First Anniversary Disbursement Date”), the Escrow Agent shall disburse to Shareholder, upon joint written instructions signed by both Parent and Shareholder (in accordance with Section 3(a) above), One Million (1,000,000) of the Escrow Shares then held by it (or all of the Escrow Shares if less than One Million (1,000,000) of the Escrow Shares remain in the Escrow Account on the First Anniversary Disbursement Date) less (i) such number of Escrow Shares with a value (as calculated in accordance with Section 3(a) above) equal to the amount which it shall have been previously instructed to disburse pursuant to Section 3(a) above but shall not have disbursed for any reason and (ii) such number of Escrow Shares equal to the value of the Losses (as calculated in accordance with Section 3(a) above), if any, claimed by Parent before the First Anniversary Disbursement Date.
          (c) On or promptly after the second anniversary of the date hereof (the “Second Anniversary Disbursement Date”), the Escrow Agent shall disburse to Shareholder, upon joint written instructions signed by both Parent and Shareholder (in accordance with Section 3(a) above), One Million (1,000,000) of the Escrow Shares then held by it (or all of the Escrow Shares if less than One Million (1,000,000) of the Escrow Shares remain in the Escrow Account on the Second Anniversary Disbursement Date) less (i) such number of Escrow Shares with a value (as calculated in accordance with Section 3(a) above) equal to the amount which it shall have been previously instructed to disburse pursuant to Section 3(a) above but shall not have disbursed for any reason and (ii) such number of Escrow Shares equal to the value of the Losses (as calculated in accordance with Section 3(a) above), if any, claimed by Parent before the Second Anniversary Disbursement Date.
          (d) On or promptly after the third anniversary of the date hereof (the “Expiration Date”), the Escrow Agent shall disburse to Shareholder, upon joint written instructions signed by both Parent and Shareholder (in accordance with Section 3(a) above), all of the Escrow Shares, if any, then held by it less (i) such number of Escrow Shares with a value (as calculated in accordance with Section 3(a) above) equal to the amount which it shall have been previously instructed to disburse pursuant to Section 3(a) above but shall not have disbursed for any reason and (ii) such number of Escrow Shares equal to the value of the Losses (as calculated in accordance with Section 3(a) above), if any, claimed by Parent before the Expiration Date.
          (e) To the extent the Escrow Agent does not distribute Escrow Shares (“Withheld Shares”) to Shareholder pursuant to clause (ii) of Section 3(b), (c) or (d) above and it is subsequently determined in accordance with the Purchase Agreement that Parent is not entitled to such Withheld Shares, then the Escrow Agent shall promptly disburse to Shareholder such Withheld Shares after such determination upon either: (i) receipt of joint written instructions signed by both Parent and Shareholder or (ii) receipt of a Final Order directing the disbursement of such Withheld Share to Shareholder.
          (f) Upon delivery by the Escrow Agent of all of the Escrow Shares, in accordance with the provisions of this Escrow Agreement, this Escrow Agreement shall terminate, subject to the provisions of Section 6 hereof, which Section shall survive such termination.
          (g) Any amounts recovered by Parent under the April Stock Purchase Agreement, paid to Parent by Shareholder pursuant to Section 6.16 of the Purchase Agreement or otherwise paid in cash to Parent pursuant to Section 11.6 of the Purchase Agreement shall entitle Shareholder to the distribution of, and the Escrow Agent shall so distribute promptly to Shareholder upon written instructions from Parent, Escrow Shares from this Escrow Agreement (to the extent any Escrow Shares continue to be held in escrow pursuant to this Escrow Agreement) with a value equal to such cash recovery or payment based on the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date of such recovery by Parent or payment by Shareholder to Parent as reported on The NASDAQ Global Market.
     4. Dividends and Proxies with Respect to the Escrow Shares; Sale of Escrow Shares.
          (a) The Shareholder shall be entitled to exercise any and all voting and consensual rights and powers accruing to an owner of the Escrow Shares or any part thereof for any purposes not inconsistent with the terms of this Escrow Agreement; provided, however, that Shareholder shall give the Escrow Agent at least five (5) days’ prior written notice of the manner in which it intends to exercise any such right or power; and further provided that Shareholder’s voting rights with respect to the Parent Shares shall be governed exclusively and at all times by Section 3.2 of that certain Shareholder Agreement dated as of the date hereof by and between Parent and Shareholder (the “Shareholder Agreement”).
          (b) Until such time as a claim for indemnification is given with respect to any of the Escrow Shares, Shareholder shall be entitled to receive and retain any and all dividends or distributions payable in respect of the Escrow Shares. All such dividends or distributions proceeds in respect of the Escrow Shares shall be distributed promptly after receipt by the Escrow Agent to Shareholder.
          (c) The Escrow Agent and Parent shall execute and deliver to Shareholder, or cause to be executed and delivered to Shareholder, all such proxies, powers of attorney, dividend orders and other instruments for the purpose of enabling Shareholder to exercise the voting or consensual rights and powers which it is entitled to exercise pursuant to Section 4(a) and to receiving the dividends which it is authorized to retain pursuant to Section 4(b).
          (d) Notwithstanding anything herein to the contrary, Shareholder shall be entitled to include any Escrow Shares in a registration under the Securities Act of 1933, as amended, pursuant to its registration rights under that certain Registration Rights Agreement dated as of the date hereof (the “Registration Rights Agreement”) entered into with Parent in connection with the acquisition by Parent of all of the issued and outstanding shares of capital stock of Target and to sell such Escrow Shares under such registration; provided, however, that the Escrow Agent shall not disburse the applicable portion of the Escrow Shares until such time as the proceeds from the sale are delivered to the Escrow Agent. In the event that such Escrow Shares are sold under such registration, this Escrow Agreement shall be amended in order to reflect the mechanism for the release from the escrow of the proceeds from such sale.
          (e) The Escrow Agent and Parent shall execute and deliver to Shareholder or cause to be executed and delivered to Shareholder, all documents reasonably necessary for the purpose of enabling Shareholder to deliver the Escrow Shares in settlement of a sale of Escrow Shares pursuant to Section 4(d).
     5. Fractional Shares. Should any fractional share result from the calculations described in this Escrow Agreement, the number of Escrow Shares shall be rounded up to the next greater whole number if the fraction is greater or equal to one-half and rounded down to the next lesser whole number if the fraction is less than one-half; provided, however, that the number of Escrow Shares after giving effect to such rounding shall not exceed the total number of Escrow Shares available and held by the Escrow Agent.
     6. Duties and Responsibilities of the Escrow Agent.
          (a) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement and no other or further duties or responsibilities shall be implied. The Escrow Agent shall be under no obligation to refer to the Purchase Agreement or any other documents between or among the parties related in any way to this Escrow Agreement.
          (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written instructions by Parent or Shareholder furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
          (c) In the event that the Escrow Agent (i) shall be uncertain as to its duties or rights hereunder, (ii) shall receive instructions, claims or demands from any party hereto which conflict with any of the provisions of this Escrow Agreement, (iii) shall receive an objection from any party hereto with respect to the instructions given by any other party for the distribution of any of the Escrow Shares, or (iv) shall resign pursuant to Section 9 hereof and it does not receive joint written instructions regarding the disposition of the Escrow Shares, as provided therein, then the Escrow Agent shall refrain from taking any action and its sole obligation shall be (x) to keep safely all Escrow Shares held in escrow until it shall be directed otherwise by an order or judgment of a court of competent jurisdiction or (y) to deliver the Escrow Shares to a court of competent jurisdiction and commence an action for interpleader or its equivalent. The costs of the foregoing shall be borne by whichever of Parent or Shareholder is the losing party.
          (d) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct or gross negligence was the cause of any loss to Parent or Target or Shareholder. The Escrow Agent may consult with counsel of its own choice and, at its option, may act as its own counsel in connection herewith.
     7. Compensation of Escrow Agent. Each of Parent, on the one hand, and Shareholder, on the other hand, shall pay the Escrow Agent fifty percent of its fee for the performance of services by the Escrow Agent hereunder, as set forth on Schedule 1 hereto, for each year or a portion thereof that any Escrow Shares remain in escrow and each shall reimburse the Escrow Agent for fifty percent of the reasonable costs and expenses incurred by it in connection with the performance of such services.
     8. Stock Transfer Taxes. Any stock transfer taxes incurred in connection with the release and delivery of the Escrow Shares by the Escrow Agent hereunder shall be borne by the recipient of the Escrow Shares.
     9. Discharge and Resignation of the Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date at least thirty (30) days after such notice when such resignation shall take effect. It is understood and agreed that the Escrow Agent’s resignation shall not be effective until a successor escrow agent agrees to act hereunder; provided, that if no successor is appointed and acting hereunder within sixty (60) days after such notice is given, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The Escrow Agent shall, upon the effectiveness of such resignation, dispose of the Escrow Shares in accordance with the joint written instructions of Parent and Shareholder.
     10. Indemnification. Parent and Shareholder hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense, arising out of or in connection with this Escrow Agreement and carrying out its duties hereunder, including, without limitation, reasonable attorneys’ fees and other costs and expenses of defending itself against any claim of liability, except to the extent such loss, liability or expense is the result of the Escrow Agent’s willful misconduct or gross negligence; provided, however, that the foregoing provisions of this Section 10 shall not affect the rights and remedies of Parent and Shareholder as against each other. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
     11. Notices. All notices and communications hereunder shall be in writing and shall be sent by personal or overnight delivery as follows:

If to the Escrow Agent:	American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, N.Y. 11219
Attn: Jennifer Donovan
Fax No: (718) 921-8310

If to Parent:	Brightpoint, Inc.
2601 Metropolis Parkway, Suite 210
Plainfield, Indiana 46168
Attn: Steven E. Fivel, General Counsel
Fax No: (317) 805-4139

with copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Facsimile: (212) 885-5001

If to Shareholder:	Dangaard Holding A/S
c/o Nordic Capital
Sankt Annæ Plads 11
1250 Copenhagen K
Denmark
Attn: Christian Dyvig
Fax No: +45 3344 7755

with copy to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: Charles Nathan, Esq.
Fax No: 212-751-4864
or to such other address as any of the above may have furnished to the other parties in writing by certified or registered mail, return receipt requested, air courier, personal delivery, or verified facsimile, and any such notice or communication given in the manner specified in this Section 11 shall be deemed to have been duly given on the date received by the recipient party. In the event that the Escrow Agent, in its sole discretion, shall determine that any emergency exists, the Escrow Agent may use such other means of communications, as the Escrow Agent reasonably deems advisable.
     12. Expenses. Except as otherwise provided herein, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof and thereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.
     13. Entire Agreement. This Escrow Agreement, the Purchase Agreement, the Shareholder Agreement and the Registration Rights Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.
     14. Amendment. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties to be charged with such waiver, alteration, amendment or supplement.
     15. Severability. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Escrow Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Escrow Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
     16. Binding Agreement. This Escrow Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

     17. No Third Party Beneficiaries. Nothing in this Escrow Agreement is intended or shall be construed to give any Person, other than the parties, their successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Escrow Agreement or any provision contained herein.
     18. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     19. Conflict Waiver. The parties hereto acknowledge and agree that the Escrow Agent currently represents and may continue to represent Parent. The parties hereto waive the right to raise any claim of conflict or any claim of a similar nature in connection with such representation.
     20. Controlling Law. THIS ESCROW AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
     21. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Escrow Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
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     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

BRIGHTPOINT, INC.
By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President, General Counsel and Secretary

DANGAARD HOLDING A/S
By:	/s/ Christian Dyvig
/s/ Michael Haaning
	Name:	Christian Dyvig and Michael Haaning
	Title:	Directors

ESCROW AGENT: AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President